Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLOS THERAPEUTICS, INC.

ARTICLE ONE

The name of the corporation is Allos Therapeutics, Inc. (the “Corporation”).

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.001 par value per share.

ARTICLE FIVE

The Corporation shall have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, alter, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or as set forth in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent position.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

If any director of the Corporation who is not, and has not previously been, an employee of the Corporation (each such director, a “Non-Employee Director”), acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy (a “Competitive Opportunity”), or otherwise is then exploiting any Competitive Opportunity, the Corporation will have no interest in such Competitive Opportunity and no expectation that such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Non-Employee Director shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation and (ii) have the right to hold any such Competitive Opportunity for such Non-Employee Director’s (and its agents’, partners’ or affiliates’) own account and benefit, or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to or with persons or entities other than the Corporation or any affiliate of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any Non-Employee Director for or with respect to any opportunities of which such Non-Employee Director becomes aware prior to such amendment or repeal.

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